Exhibit 5.1

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING BRUSSELS CHICAGO DALLAS GENEVA HONG KONG LONDON	787 SEVENTH AVENUE NEW YORK, NEW YORK 10019 TELEPHONE 212 839 5300 FACSIMILE 212 839 5599 www.sidley.com FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, D.C.

July 15, 2005

Trustreet Properties, Inc.

450 South Orange Avenue

Orlando, Florida 32801

Re:	Form S-4 Registration Statement

Registration No. 333-

Ladies and Gentlemen:

We have acted as special counsel as to the laws of the State of New York in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-4 (the “Registration Statement”) in connection with the proposed issuance of up to $250,000,000 aggregate principal amount of the 7 1/2% Senior Notes due 2015 (the “Exchange Notes”) of Trustreet Properties, Inc., a Maryland corporation (the “Company”), registered under the Securities Act of 1933, as amended (the “Act”), in exchange for up to $250,000,000 aggregate principal amount of the Company’s outstanding 7 1/2% Senior Notes due 2015 (the “Original Notes”). The Exchange Notes are issuable under an Indenture, dated as of March 23, 2005 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

As special counsel as to the laws of the State of New York, we have examined the Registration Statement and such other documents and instruments, and made such other examination of law or fact, as we have deemed necessary or appropriate for the expression of the opinions contained herein.

In our examination, we have assumed the authenticity and completeness of all records, certificates and other instruments represented to us to be originals, the conformity to original documents of all records, certificates, and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other

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instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that:

When the Exchange Notes have been duly executed and delivered by the Company, authenticated by the Trustee and delivered against surrender and cancellation of a like aggregate principal amount of the Original Notes, as contemplated in the Registration Rights Agreement among the Company and each of the initial purchasers named therein (the “Registration Rights Agreement”), and as described in the prospectus included in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinions expressed above regarding validity, binding effect and enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and enforceability may be limited by general equitable principles. We call to your attention that the making of payments may be subject to governmental authority to limit, delay or prohibit the making of payments outside the United States.

We are members of the bar of the State of New York and the foregoing opinions are limited to matters arising under the laws of the State of New York, and we express no opinion with respect to matters arising under the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SIDLEY AUSTIN BROWN & WOOD LLP

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